Anika Therapeutics Reports First-Quarter Fiscal 2007 Financial Results

                       EPS and Net Income Increase 36%

    WOBURN, Mass., April 26 /PRNewswire-FirstCall/ -- Anika Therapeutics, Inc. (Nasdaq: ANIK) today reported financial results for the first quarter ended March 31, 2007.

    Revenue
    Anika reported product revenue of $5,374,000 for the first quarter of 2007, compared with $6,266,000 in the same period last year. U.S. ORTHOVISC revenue increased 159% in the quarter compared with last year's first quarter, offsetting a decline in international sales primarily related to the previously announced change in the Turkish government's reimbursement policy for more than 100 drugs, including ORTHOVISC(R). The timing of orders adversely affected revenue in the Ophthalmic business, which declined 22% in the first quarter of 2007 over the same period in 2006. HYVISC revenue for the first quarter decreased 37%, also due to order timing, but is expected to rebound in future quarters. Licensing, milestone and contract revenue for the first quarter of 2007 was $764,000, compared with $687,000 in the first quarter of 2006. Total revenue for the first quarter of 2007 was $6,138,000, compared with $6,953,000 in the first quarter of 2006.

    Product Gross Margin
    Product gross margin for the first quarter of 2007 increased to 53.6% from 51.4% in last year's first quarter. The increase in product gross margin is due primarily to raw material price reductions and a more favorable product mix.

    Net Income
    Net income for the first quarter of 2007 was $1,201,000, or $0.11 per diluted share, compared with $881,000, or $0.08 per diluted share, for the same period last year. The increase in net income in the first quarter of 2007 was due to higher gross margin, lower operating expenses, and a more favorable tax rate compared with last year's first quarter.

    Operating Expenses
    Total operating expenses excluding cost of product revenue were $2,422,000 for the first quarter of 2007, compared with $2,866,000 for the first quarter of 2006. The savings reflects lower expenditures this quarter in the final phase of our European study on ELEVESS, as well as legal fees incurred in last year's first quarter related to the Galderma agreement.
    Anika's cash, cash equivalents and short-term investments at March 31, 2007 were $47,300,000, compared with $47,200,000 at December 31, 2006. The company has no short- or long-term debt.

    First-Quarter Highlights and Outlook
    "We made important progress in a number of key areas during the first quarter of 2007," said Charles H. Sherwood, Ph.D., Anika's president and chief executive officer. "The quarter was highlighted by regulatory approvals of ELEVESS(TM), our injectable soft-tissue filler for facial wrinkles, scar remediation and lip augmentation. ELEVESS was approved in January in Canada and earlier this month we received the CE Mark for commercial sales in Europe. Receiving CE Mark approval is a major milestone in our commercialization efforts with Galderma, our worldwide distribution partner for ELEVESS and the world's leading dermatology company. We currently are awaiting U.S. approval of ELEVESS and expect a worldwide launch in the second half of this year."
    "We also made progress with our joint health franchise during the quarter," added Sherwood. "U.S. sales of ORTHOVISC increased significantly over the first quarter of 2006 as our partner Mitek began capitalizing on the unique reimbursement code we received for the product. Lower international sales offset the domestic increase as we continue to face headwinds resulting from last year's change in reimbursement policy in Turkey. We are hopeful that new international distribution agreements, such as those that we signed in the first quarter in Hungary and Switzerland, as well as product registrations in process in India, Saudi Arabia, Mexico, Brazil, and Venezuela, will begin to contribute to revenue by year end. However, we expect overall international ORTHOVISC sales in 2007 to be lower than 2006."
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    "We continued to make strides in our joint health clinical and product development activities, including the study we began with Mitek in the fourth quarter of 2006 to evaluate ORTHOVISC as a treatment for osteoarthritis pain in the shoulder joint," said Sherwood. "The majority of our clinical sites are now operational and enrolling patients."
    "Looking forward, we are focused on the execution of our strategy and the accomplishment of several key milestones for 2007. These include receiving U.S. approval for ELEVESS and launching the product globally with our partner Galderma Pharma, achieving significant growth in ORTHOVISC sales year-over-year, receiving approval to market our first single-injection osteoarthritis product in Europe, concluding enrollment in the clinical trial of ORTHOVISC for osteoarthritis of the shoulder, and making progress on our relocation to a larger, consolidated facility," concluded Sherwood.

    Conference Call Information
    The company will hold a conference call to review its financial results and business highlights on Friday, April 27, 2007, at 9:00 a.m. ET. In addition, the company may address during the conference call its business and financial developments and trends, including those involving product lines and business partners, and other business and financial matters affecting the company, which may contain information that has not been previously disclosed. To listen to the conference call, dial 800-706-7749 (International callers use 617-614-3474) and use the passcode 47268523. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available to interested parties through a live audio Internet broadcast at http://www.anikatherapeutics.com. The call will be archived and accessible on the same website shortly after the conclusion of the call.

    About Anika Therapeutics, Inc.
    Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (http://www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products for tissue protection, healing and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika products include ORTHOVISC(R), a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek and HYVISC(R), a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc. Anika develops and manufactures Amvisc(R) and Amvisc Plus(R), HA viscoelastic products for ophthalmic surgery. It also produces STAARVISC(TM)-II, which is distributed by STAAR Surgical Company and Shellgel(TM) for Cytosol Ophthalmics, Inc.
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    The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as "expectations," "remains," "focus," "expected," "prospective," "expanding," "building," "continue," "progress," "plan," "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. These statements also include statements regarding: (i) the company's expectations regarding its cosmetic tissue augmentation products, ELEVESS, (ii) its goal to obtain U.S. marketing approval for ELEVESS(TM) and its expectations regarding a worldwide launch, (iii) international sales of ORTHOVISC(R) and the impact on ORTHOVISC sales from international distribution agreements and product registrations around the world, and (iv) prospects for domestic and international ORTHOVISC sales, market approvals and clinical enrollments. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts;
(iii) the cost effectiveness and efficiency of our manufacturing operations and production planning; (iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas or (v) future determinations by the company to allocate resources to products and in directions not presently contemplated. Any delay in receiving any regulatory approvals may adversely affect the company's competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that (i) the company's existing distributors (including its distributor in Turkey) or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the company's efforts to enter into long-term marketing and distribution arrangements, including with new international distributors for ORTHOVISC, will not be successful, (iii) new distribution arrangements, including the agreement with Galderma Pharma S.A. pertaining to its ELEVESS(TM) product, will not result in meaningful sales of the company's products, (iv) the company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the company's product sales, (vi) the estimated size(s) of the markets which the company has targeted its products will fail to be achieved, (vii) lack of adequate coverage and reimbursement provided by governments and other third party payers for our products and services, including non-reimbursement of ORTHOVISC in Turkey, could have a material adverse effect on our results of operations, or (viii) increased sales of the company's products, including HYVISC(R), ORTHOVISC , or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the company's business and operations. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each of the company's Annual Report on Form 10-K for the year ended December 31, 2006 and Current Reports on Form 8-K, as well as those described in the company's other press releases and SEC filings.
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                     Anika Therapeutics, Inc. and Subsidiary
                      Consolidated Statements of Operations
                                   (unaudited)

                                                        Quarter Ended
                                                          March 31,
                                                   2007               2006
    Product revenue                             $5,374,038         $6,265,833
    Licensing, milestone and contract
     revenue                                       764,008            687,127
      Total revenue                              6,138,046          6,952,960

    Operating expenses:
      Cost of product revenue                    2,492,922          3,047,818
      Research & development                       847,341          1,076,792
      Selling, general & administrative          1,575,050          1,788,999
    Total operating expenses                     4,915,313          5,913,609
    Income from operations                       1,222,733          1,039,351
      Interest income, net                         566,777            461,074
    Income before income taxes                   1,789,510          1,500,425
      Provision for income taxes                   588,733            619,676
    Net income                                  $1,200,777           $880,749
    Basic net income per share:
      Net income                                     $0.11              $0.08
      Basic weighted average common shares
       outstanding                              10,878,448         10,526,672
    Diluted net income per share:
      Net income                                     $0.11              $0.08
      Diluted weighted average common shares
       outstanding                              11,281,322         11,218,360


                     Anika Therapeutics, Inc. and Subsidiary
                           Consolidated Balance Sheets
                                   (unaudited)

                                                  March 31,       December 31,
                                                    2007              2006
                                      ASSETS
    Current assets:
      Cash and cash equivalents                 $43,780,878       $47,167,432
      Short term investment                       3,522,770                --
      Accounts receivable, net                    3,007,419         3,509,508
      Inventories                                 5,983,632         5,395,596
      Current portion deferred income taxes       1,312,901         1,312,901
      Prepaid expenses and other receivables        469,051           220,445
         Total current assets                    58,076,651        57,605,882
    Property and equipment, at cost              13,914,258        13,255,240
    Less:  accumulated depreciation             (10,398,890)      (10,237,232)
                                                  3,515,368         3,018,008
    Long-term deposits and other                    399,300           193,050
    Deferred income taxes                         7,437,020         7,296,689
    Total Assets                                $69,428,339       $68,113,629


                       LIABILITIES AND STOCKHOLDERS' EQUITY

    Accounts payable                             $1,091,375          $965,180
    Accrued expenses                              1,115,208         1,573,835
    Deferred revenue                              2,899,969         2,905,099
    Income taxes payable                            304,224            17,253
    Other long-term liabilities                      65,661            64,525
    Long-term deferred revenue                   16,399,712        17,099,712
         Total liabilities                       21,876,149        22,625,604
    Stockholders' equity
      Preferred stock                                    --                --
      Common stock                                  109,489           107,727
      Additional paid-in-capital                 38,124,394        37,262,768
      Retained earnings                           9,318,307         8,117,530
         Total stockholders' equity              47,552,190        45,488,025
    Total Liabilities and Stockholders'
     Equity                                     $69,428,339       $68,113,629
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                     Anika Therapeutics, Inc. and Subsidiary
                          Supplemental Financial Data -
                                   (unaudited)

                 Product Gross Margin and Revenue by Product Line

                                                     Quarter Ended
                                                       March 31,
                                              2007    % Ttl     2006    % Ttl
    Ophthalmic Products                    $2,285,121   43%  $2,937,170   47%
    ORTHOVISC                               2,643,297   49%   2,641,423   42%
    HYVISC                                    428,925    8%     687,240   11%
    INCERT                                     16,695    0%          --    0%
                                           $5,374,038  100%  $6,265,833  100%

    Product gross profit                   $2,881,116        $3,218,015
    Product gross margin                          54%               51%



                           Product Revenue by Geography

                                               Quarter Ended
                                                  March 31,
                                      2007      % Ttl         2006      % Ttl
    Domestic                      $4,217,681      78%      $3,900,824     62%
    International                  1,156,357      22%       2,365,009     38%
                                  $5,374,038     100%      $6,265,833    100%


    CONTACTS:
    Charles H. Sherwood, Ph.D., CEO
    Kevin W. Quinlan, CFO
    Anika Therapeutics, Inc.
    (781) 932-6616

SOURCE  Anika Therapeutics, Inc.
    -0-                             04/26/2007
    /CONTACT: Charles H. Sherwood, Ph.D., CEO, or Kevin W. Quinlan, CFO, +1-781-932-6616, both of Anika Therapeutics, Inc./
    /Web site:  http://www.anikatherapeutics.com /